Exhibit 99.1

Independence Contract Drilling, Inc. Reports Unaudited Financial Results For The Fourth Quarter and Year Ended December 31, 2021

HOUSTON, March 7, 2022 /PRNewswire/ -- Independence Contract Drilling, Inc. (the "Company" or "ICD") (NYSE: ICD) today reported financial results for the three and twelve months ended December 31, 2021.

Fourth quarter 2021 Highlights

  Net loss, as defined below, of $31.5 million, or $3.23 per share.
  Adjusted net loss, as defined below, of $13.2 million, or $1.35 per share.
  Adjusted EBITDA, as defined below, of $1.5 million, representing an approximate 119% sequential improvement from the third quarter of 2021.
  Net debt, excluding finance leases and net of deferred financing costs, of $136.3 million.
  Marketed fleet utilization of 62%.
  Fully burdened margin of $3,538 per day.

In the fourth quarter of 2021, the Company reported revenues of $28.6 million, a net loss of $31.5 million, or $3.23 per share, adjusted net loss (defined below) of $13.2 million, or $1.35 per share, and adjusted EBITDA (defined below) of $1.5 million. These results compare to revenues of $13.3 million, a net loss of $43.1 million, or $7.02 per share, adjusted net loss of $16.3 million, or $2.65 per share, and adjusted EBITDA loss of $1.5 million in the fourth quarter of 2020, and revenues of $24.0 million, a net loss of $4.3 million, or $0.59 per share, an adjusted net loss of $13.7 million, or $1.87 per share, and adjusted EBITDA of $0.7 million in the third quarter of 2021.

For the year ended December 31, 2021, the Company reported revenues of $88.0 million, a net loss of $66.7 million, or $8.89 per share, an adjusted net loss of $57.9 million, or $7.72 per share, and adjusted EBITDA loss of $0.3 million. This compares to revenues of $83.4 million, a net loss of $96.6 million, or $19.69 per share, an adjusted net loss of $53.3 million, or $10.86 per share, and adjusted EBITDA of $7.0 million for the year ended December 31, 2020.

Chief Executive Officer Anthony Gallegos commented, "ICD exited 2021 with all of our operational and financial goals intact, and market conditions continue to improve rapidly as the supply of pad-optimal super spec rigs has become quite tight. Looking forward, although I expect the pace of rig reactivations in the industry to slow compared to 2021 levels, dayrate momentum in 2022 continues to accelerate. Because we have intentionally favored short-term pad-to-pad contracts in this improving operating environment, ICD is very well positioned to quickly see the results from these market improvements. Based upon signed contracts we have in hand today, we expect to see significant sequential improvements in revenue and margin per day in both the first and second quarters of 2022 and are optimistic regarding further improvements during the back half of the year."

Quarterly Operational Results

In the fourth quarter of 2021, operating days increased sequentially by 9% compared to the third quarter of 2021. The Company's marketed fleet operated at 62% utilization and recorded 1,378 revenue days, compared to 707 revenue days in the fourth quarter of 2020, and 1,268 revenue days in the third quarter of 2021. The Company currently expects operating days in the first quarter of 2022 to increase sequentially by approximately 8% compared to the fourth quarter of 2021.

Operating revenues in the fourth quarter of 2021 totaled $28.6 million, compared to $13.3 million in the fourth quarter of 2020 and $24.0 million in the third quarter of 2021. Revenue per day in the fourth quarter of 2021 was $19,042, compared to $16,720 in the fourth quarter of 2020 and $17,141 in the third quarter of 2021. The sequential increase quarter over quarter in revenue per day was driven by higher dayrates on contract renewals and reactivated rigs. The Company currently expects revenue per day in the first quarter of 2022 to increase sequentially by approximately 14% compared to the fourth quarter of 2021.

Operating costs in the fourth quarter of 2021 totaled $24.0 million, compared to $12.4 million in the fourth quarter of 2020 and $20.1 million in third quarter of 2021. There were no operating costs during the fourth quarter of 2021 associated with the reactivation of rigs compared to $0.6 million during the fourth quarter of 2020 and $0.1 million during the third quarter of 2021. Fully burdened operating costs were $15,504 per day in the fourth quarter of 2021, compared to $13,719 in the fourth quarter of 2020 and $13,685 in the third quarter of 2021. Sequential increases in operating costs per day were driven primarily by higher labor costs associated with increases in field-level wages, including approximately $343 per day associated with field manager incentive compensation accruals. The Company currently expects operating costs in the first quarter of 2022 to increase sequentially by approximately 4%, driven by higher labor costs and to a lesser extent, inflationary pressures on other goods and services.

Excluding the impact from reactivation costs, fully burdened rig operating margins in the fourth quarter of 2021 were $3,538 per day, compared to $3,001 per day in the fourth quarter of 2020 and $3,456 per day in the third quarter of 2021. Excluding the impact of year-end incentive compensation accruals for field level managers of approximately $343 per day, margin per day was $3,881. The Company currently expects per day operating margins in the first quarter of 2022 to increase sequentially between 45% and 50% compared to adjusted fourth quarter 2021 margin per day of $3,881, driven primarily by favorable dayrate momentum.

Selling, general and administrative expenses in the fourth quarter of 2021 were $3.9 million (including $0.8 million of non-cash compensation), compared to $3.4 million (including $0.4 million of non-cash compensation) in the fourth quarter of 2020 and $4.1 million (including $0.8 million of non-cash compensation) in the third quarter of 2021. The sequential decrease in cash selling, general and administrative expenses was primarily due to a reduction in incentive compensation accruals, partially offset by higher recruiting and onboarding expenses and professional fees.

Drilling Operations Update

The Company exited the fourth quarter with 16 rigs operating and 17 contracted, with our 17th rig reactivating in January 2022. Overall, the Company's operating rig count averaged 15.0 rigs during the quarter. The Company's backlog of drilling contracts with original terms of six months or longer was $16.1 million as of December 31, 2021. This backlog excludes rigs operating on shorter term pad-to-pad drilling contracts. All of this backlog is expected to be realized during 2022.

Capital Expenditures and Liquidity Update

Cash outlays for capital expenditures in the fourth quarter of 2021, net of asset sales and recoveries, were $6.5 million. The Company's capital expenditure budget for 2022, before asset sales and recoveries is $10.0 million, including approximately $8.0 million for maintenance capital expenditures assuming a 17-rig operating fleet.

Looking forward, the Company continues to evaluate opportunities for a comprehensive refinancing of its existing term loan indebtedness, which would likely include the issuances of equity or equity-linked securities. The Company also continues to evaluate opportunities to reactivate additional drilling rigs, the timing for which will likely be based upon the Company successfully completing any such comprehensive refinancing.

As of December 31, 2021, the Company had cash on hand of $4.1 million, a revolving line of credit with availability of $11.3 million, and $135.9 million principal amount outstanding under its term loan. The term loan includes a committed accordion of which $11.9 million remained undrawn as of December 31, 2021.

During the fourth quarter, the Company issued an aggregate of 2.2 million shares of its common stock through at-the-market ("ATM") offerings and pursuant to its equity line of credit arrangement raising $7.6 million of gross proceeds. The equity line of credit was terminated at the end of the fourth quarter of 2021. Subsequent to 2021, the Company has issued 1.1 million shares of its common stock in ATM offerings raising gross proceeds of $3.6 million.

Conference Call Details

A conference call for investors will be held today, March 7, 2022, at 11:00 a.m. Central Time (12:00 p.m. Eastern Time) to discuss the Company's fourth quarter and year end 2021 results.

The call can be accessed live over the telephone by dialing (855) 239-3115 or for international callers, (412) 542-4125. A replay will be available shortly after the call and can be accessed by dialing (877) 344-7529 or for international callers, (412) 317-0088. The passcode for the replay is 1981084. The replay will be available until March 14, 2022.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto the Company's website at www.icdrilling.com in the Investor Relations section. A replay of the webcast will also be available for approximately 30 days following the call.

Certain Defined Terms

Pad Optimal SuperSpec Rig is defined as an AC powered rig with minimum 20,000ft racking capacity, 1500HP+ drawworks, 750,000lb hookload, three high pressure pumps, four engines and omni-directional walking system. Such rigs also include dual fuel, hi-line power and drilling optimization software options.

300 Series Rigs are defined as a Pad Optimal SuperSpec rig with the following additional characteristics: 25,000ft+ racking capacity, hi-torque top drives, and 1,000,000lb hookload option.

About Independence Contract Drilling, Inc.

Independence Contract Drilling provides land-based contract drilling services for oil and natural gas producers in the United States. The Company constructs, owns and operates a fleet of pad-optimal ShaleDriller rigs that are specifically engineered and designed to accelerate its clients' production profiles and cash flows from their most technically demanding and economically impactful oil and gas properties. For more information, visit www.icdrilling.com.

Forward-Looking Statements

This news release contains certain forward-looking statements within the meaning of the federal securities laws. Words such as "anticipated," "estimated," "expected," "planned," "scheduled," "targeted," "believes," "intends," "objectives," "projects," "strategies" and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Independence Contract Drilling's operations are based on a number of expectations or assumptions which have been used to develop such information and statements but which may prove to be incorrect. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict, and there can be no assurance that actual outcomes and results will not differ materially from those expected by management of Independence Contract Drilling. For more information concerning factors that could cause actual results to differ materially from those conveyed in the forward-looking statements, please refer to the "Risk Factors" section of the Company's Annual Report on Form 10-K, filed with the SEC and the information included in subsequent amendments and other filings. These forward-looking statements are based on and include the Company's expectations as of the date hereof. Independence Contract Drilling does not undertake any obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which Independence Contract Drilling becomes aware of, after the date hereof.

INDEPENDENCE CONTRACT DRILLING, INC.
Unaudited
(in thousands, except par value and share data)
CONSOLIDATED BALANCE SHEETS

	December 31, 2021	December 31, 2020
Assets
Cash and cash equivalents	$4,140	$12,279
Accounts receivable, net of allowance of zero and $0.5 million, respectively	22,211	10,023
Inventories	1,171	1,038
Prepaid expenses and other current assets	4,787	4,102
Total current assets	32,309	27,442
Property, plant and equipment, net	362,346	382,239
Other long-term assets, net	2,449	3,528
Total assets	$397,104	$413,209
Liabilities and Stockholders' Equity
Liabilities
Current portion of long-term debt (1)	$4,464	$7,637
Accounts payable	15,304	4,072
Accrued liabilities	15,617	10,723
Current portion of merger consideration payable to an affiliate	2,902	—
Total current liabilities	38,287	22,432
Long-term debt (2)	141,740	137,633
Merger consideration payable to an affiliate	—	2,902
Deferred income taxes, net	19,037	505
Other long-term liabilities	2,811	2,704
Total liabilities	201,875	166,176
Commitments and contingencies
Stockholders' equity
Common stock, $0.01 par value, 50,000,000 shares authorized; 10,287,931 and 6,254,396 shares issued, respectively, and 10,206,085 and 6,175,818 shares outstanding, respectively	102	62
Additional paid-in capital	532,826	517,948
Accumulated deficit	(333,776)	(267,064)
Treasury stock, at cost, 81,846 shares and 78,578 shares, respectively	(3,923)	(3,913)
Total stockholders' equity	195,229	247,033
Total liabilities and stockholders' equity	$397,104	$413,209
_____________________________
(1)

As of December 31, 2021 and December 31, 2020, current portion of long-term debt includes $4.5 million and $3.4 million, respectively, of finance lease obligations.  As of December 31, 2020, current portion of long-term debt also included $4.3 million related to the PPP Loan.  During the third quarter of 2021, the Company received notice the PPP Loan was forgiven and paid in full.

(2)

As of December 31, 2021 and December 31, 2020, long-term debt includes $1.3 million and $4.6 million, respectively, of long-term finance lease obligations.  As of December 31, 2020, long-term debt also included $5.7 million related to the PPP Loan.  During the third quarter of 2021, the Company received notice the PPP Loan was forgiven and paid in full.

INDEPENDENCE CONTRACT DRILLING, INC.
Unaudited
(in thousands, except par value and share data)
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2021	2020	2021	2021	2020

Revenues	$28,561	$13,319	$24,035	$87,955	$83,418
Costs and expenses
Operating costs	24,047	12,380	20,123	75,751	65,367
Selling, general and administrative	3,870	3,383	4,068	15,699	13,484
Severance expense	—	—	—	—	1,076
Depreciation and amortization	9,671	10,581	9,739	38,915	43,919
Asset impairment, net	25	24,388	482	800	41,007
(Gain) loss on disposition of assets, net	(63)	1,931	222	(245)	723
Other expense	150	—	—	150	—
Total costs and expenses	37,700	52,663	34,634	131,070	165,576
Operating loss	(9,139)	(39,344)	(10,599)	(43,115)	(82,158)
Interest expense	(3,899)	(3,815)	(3,812)	(15,193)	(14,627)
Gain on extinguishment of debt	—	—	10,128	10,128	—
Loss before income taxes	(13,038)	(43,159)	(4,283)	(48,180)	(96,785)
Income tax expense (benefit)	18,446	(63)	19	18,532	(147)
Net loss	$(31,484)	$(43,096)	$(4,302)	$(66,712)	$(96,638)

Loss per share:
Basic and diluted	$(3.23)	$(7.02)	$(0.59)	$(8.89)	$(19.69)
Weighted average number of common shares outstanding:
Basic and diluted	9,743	6,135	7,321	7,507	4,907

INDEPENDENCE CONTRACT DRILLING, INC.
Unaudited
(in thousands, except par value and share data)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2021	2020
Cash flows from operating activities
Net loss	$(66,712)	$(96,638)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities
Depreciation and amortization	38,915	43,919
Asset impairment, net	800	41,007
Stock-based compensation	2,295	1,979
(Gain) loss on disposition of assets, net	(245)	723
Non-cash interest expense	5,883	—
Non-cash gain on extinguishment of debt	(10,128)	—
Deferred income taxes	18,532	(147)
Amortization of deferred financing costs	1,115	988
Bad debt (recovery) expense	(52)	16
Changes in operating assets and liabilities
Accounts receivable	(12,136)	26,026
Inventories	(133)	117
Prepaid expenses and other assets	57	(1,023)
Accounts payable and accrued liabilities	12,230	(16,680)
Net cash (used in) provided by operating activities	(9,579)	287
Cash flows from investing activities
Purchases of property, plant and equipment	(16,415)	(14,229)
Proceeds from the sale of assets	2,037	5,107
Collection of principal on note receivable	—	145
Net cash used in investing activities	(14,378)	(8,977)
Cash flows from financing activities
Borrowings under Revolving ABL Credit Facility	6,309	11,045
Repayments under Revolving ABL Credit Facility	(17)	(11,038)
Borrowings under PPP Loan	—	10,000
Proceeds from issuance of common stock through at-the-market facility, net of issuance costs	8,969	10,206
Proceeds from issuance of common stock under purchase agreement	4,239	—
Purchase of treasury stock	(10)	(66)
RSUs withheld for taxes	(14)	(44)
Financing costs paid under Term Loan Facility	(64)	—
Payments for finance lease obligations	(3,594)	(4,340)
Net cash provided by financing activities	15,818	15,763
Net (decrease) increase in cash and cash equivalents	(8,139)	7,073
Cash and cash equivalents
Beginning of year	12,279	5,206
End of year	$4,140	$12,279

	Year Ended December 31,
	2021	2020

Supplemental disclosure of cash flow information
Cash paid during the year for interest	$6,918	$13,309
Supplemental disclosure of non-cash investing and financing activities
Change in property, plant and equipment purchases in accounts payable	$3,564	$(7,201)
Additions to property, plant and equipment through finance leases	$1,503	$2,650
Extinguishment of finance lease obligations from sale of assets classified as finance leases	$(65)	$(1,549)
Transfer of assets from held and used to held for sale	$(1,082)	$—
Gain on extinguishment of debt	$10,000	$—

The following table provides various financial and operational data for the Company's operations for the three months ended December 31, 2021 and 2020 and September 30, 2021 and the year ended December 31, 2021 and 2020. This information contains non-GAAP financial measures of the Company's operating performance. The Company believes this non-GAAP information is useful because it provides a means to evaluate the operating performance of the Company on an ongoing basis using criteria that are used by the Company's management. Additionally, it highlights operating trends and aids analytical comparisons. However, this information has limitations and should not be used as an alternative to operating income (loss) or cash flow performance measures determined in accordance with GAAP, as this information excludes certain costs that may affect the Company's operating performance in future periods.

OTHER FINANCIAL & OPERATING DATA
Unaudited

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2021	2020	2021	2021	2020

Number of marketed rigs end of period (1)	24	24	24	24	24
Rig operating days (2)	1,378	707	1,268	4,651	3,739
Average number of operating rigs (3)	15.0	7.7	13.8	12.7	10.2
Rig utilization (4)	62%	27%	58%	53%	35%
Average revenue per operating day (5)	$19,042	$16,720	$17,141	$17,224	$19,000
Average cost per operating day (6)	$15,504	$13,719	$13,685	$13,943	$13,984
Average rig margin per operating day	$3,538	$3,001	$3,456	$3,281	$5,016
__________________________
(1)	Marketed rigs exclude idle rigs that will not be reactivated unless market conditions materially improve.

(2)	Rig operating days represent the number of days the Company's rigs are earning revenue under a contract during the period, including days that standby revenue is earned.

(3)	Average number of operating rigs is calculated by dividing the total number of rig operating days in the period by the total number of calendar days in the period.

(4)	Rig utilization is calculated as rig operating days divided by the total number of days the Company's marketed drilling rigs are available during the applicable period.

(5)

Average revenue per operating day represents total contract drilling revenues earned during the period divided by rig operating days in the period.  Excluded in calculating average revenue per operating day are revenues associated with the reimbursement of (i) out-of-pocket costs paid by customers of $2.3 million, $1.5 million and $2.3 million during the three months ended December 31, 2021 and 2020, and September 30, 2021, respectively, and $7.8 million and $9.0 million during the year ended December 31, 2021 and 2020, respectively, and (ii) early termination revenues of $3.3 million during the year ended December 31, 2020.  The three months ended December 31, 2021 and 2020, and September 30, 2021 and the year ended December 31, 2021 did not include any early termination revenue.

(6)

Average cost per operating day represents operating costs incurred during the period divided by rig operating days in the period.  The following costs are excluded in calculating average cost per operating day: (i) out-of-pocket costs paid by customers of $2.3 million, $1.5 million and $2.3 million during the three months ended December 31, 2021 and 2020, and September 30, 2021, respectively, and $7.8 million and $9.0 million during the year ended December 31, 2021 and 2020, respectively; (ii) overhead costs expensed due to reduced rig upgrade activity of $0.4 million, $0.5 million and $0.4 million during the three months ended December 31, 2021 and 2020, and September 30, 2021, respectively, and $1.6 million and $1.9 million during the year ended December 31, 2021 and 2020, respectively; (iii) rig reactivation costs, inclusive of new crew training costs, of zero, $0.6 million and $0.1 million during the three months ended December 31, 2021 and 2020, and September 30, 2021, respectively, and $1.4 million and $1.6 million during the year ended December 31, 2021 and 2020, respectively; and (iv) rig decommissioning costs associated with stacking deactivated rigs of $0.1 million and $0.6 million during the year ended December 31, 2021 and 2020, respectively.  There were no rig decommissioning costs during the three months ended December 31, 2021 and 2020 and September 30, 2021, respectively.

Non-GAAP Financial Measures

Adjusted net (loss) income, EBITDA and adjusted EBITDA are supplemental non-GAAP financial measures that are used by management and external users of the Company's financial statements, such as industry analysts, investors, lenders and rating agencies. In addition, adjusted EBITDA is consistent with how EBITDA is calculated under the Company's credit facility for purposes of determining the Company's compliance with various financial covenants. The Company defines "adjusted net (loss) income" as net (loss) income before: asset impairment, net; gain or loss on disposition of assets, net; intangible revenue; severance and merger-related expenses; gain or loss on extinguishment of debt and other adjustments. The Company defines "EBITDA" as earnings (or loss) before interest, taxes, depreciation, and amortization, and the Company defines "adjusted EBITDA" as EBITDA before stock-based compensation, non-cash asset impairments, gain or loss on disposition of assets, gain or loss on extinguishment of debt and other non-recurring items added back to, or subtracted from, net income for purposes of calculating EBITDA under the Company's credit facilities. Neither adjusted net (loss) income, EBITDA or adjusted EBITDA is a measure of net income as determined by U.S. generally accepted accounting principles ("GAAP").

Management believes adjusted net (loss) income, EBITDA and adjusted EBITDA are useful because they allow the Company's stockholders to more effectively evaluate the Company's operating performance and compliance with various financial covenants under the Company's credit facility and compare the results of the Company's operations from period to period and against the Company's peers without regard to the Company's financing methods or capital structure or non-recurring, non-cash transactions. The Company excludes the items listed above from net income (loss) in calculating adjusted net (loss) income, EBITDA and adjusted EBITDA because these amounts can vary substantially from company to company within the Company's industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. None of adjusted net (loss) income, EBITDA or adjusted EBITDA should be considered an alternative to, or more meaningful than, net income (loss), the most closely comparable financial measure calculated in accordance with GAAP, or as an indicator of the Company's operating performance or liquidity. Certain items excluded from adjusted net (loss) income, EBITDA and adjusted EBITDA are significant components in understanding and assessing a company's financial performance, such as a company's return on assets, cost of capital and tax structure. The Company's presentation of adjusted net (loss) income, EBITDA and adjusted EBITDA should not be construed as an inference that the Company's results will be unaffected by unusual or non-recurring items. The Company's computations of adjusted net (loss) income, EBITDA and adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Reconciliation of Net Loss to Adjusted Net Loss:

	(Unaudited)						(Unaudited)
	Three Months Ended						Year Ended
	December 31,				September 30,		December 31,
	2021		2020		2021		2021		2020
	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share
(in thousands)
Net loss	$(31,484)	$(3.23)	$(43,096)	$(7.02)	$(4,302)	$(0.59)	$(66,712)	$(8.89)	$(96,638)	$(19.69)
Add back:
Asset impairment, net (1)	25	—	24,388	3.98	482	0.07	800	0.11	41,007	8.36
(Gain) loss on disposition of assets, net (2)	(63)	(0.01)	1,931	0.31	222	0.03	(245)	(0.03)	723	0.15
Severance expense (3)	—	—	—	—	—	—	—	—	1,076	0.22
Gain on extinguishment of debt (4)	—	—	—	—	(10,128)	(1.38)	(10,128)	(1.35)	—	—
Purchase agreement costs (5)	150	0.02	497	0.08	—	—	150	0.02	497	0.10
Non-cash income tax expense related to IRC Section 382 limitation (6)	18,192	1.87	—	—	—	—	18,192	2.42	—	—
Adjusted net loss	$(13,180)	$(1.35)	$(16,280)	$(2.65)	$(13,726)	$(1.87)	$(57,943)	$(7.72)	$(53,335)	$(10.86)

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA:

	(Unaudited)			(Unaudited)
	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2021	2020	2021	2021	2020
(in thousands)
Net loss	$(31,484)	$(43,096)	$(4,302)	$(66,712)	$(96,638)
Add back:
Income tax expense (benefit)	18,446	(63)	19	18,532	(147)
Interest expense	3,899	3,815	3,812	15,193	14,627
Depreciation and amortization	9,671	10,581	9,739	38,915	43,919
Asset impairment, net (1)	25	24,388	482	800	41,007
EBITDA	557	(4,375)	9,750	6,728	2,768
(Gain) loss on disposition of assets, net (2)	(63)	1,931	222	(245)	723
Stock-based and deferred compensation cost	808	425	819	3,229	1,979
Severance expense (3)	—	—	—	—	1,076
Gain on extinguishment of debt (4)	—	—	(10,128)	(10,128)	—
Purchase agreement costs (5)	150	497	—	150	497
Adjusted EBITDA	$1,452	$(1,522)	$663	$(266)	$7,043
____________________________
(1)

During the fourth quarter of 2020, due to the highly competitive market and in an effort to minimize capital spending, management drafted and approved a plan to upgrade the Company's existing fleet, by utilizing the primary components needed to complete the upgrades from five rigs and these rigs were removed from the Company's marketed fleet.  The Company recorded an impairment charge of $24.4 million related to the remaining assets on these rigs, as well as certain other component equipment.  In the first quarter of 2020, the Company recorded an asset impairment of $16.6 million on rigs removed from the Company's marketed fleet, as well as certain other component equipment, inventory and assets held for sale.

(2)

In the fourth quarter of 2021 and 2020, and the third quarter of 2021, the Company recorded a gain, loss and loss, respectively, on the disposition of miscellaneous drilling equipment in the respective quarter.

(3)

Severance expense of $1.1 million was recorded in the first quarter of 2020 in connection with the Company's cost reduction measures instituted in response to the COVID-19 pandemic and deteriorating market conditions.

(4)	During the third quarter of 2021, the Company received notice from the SBA of full forgiveness of the PPP loan and recorded gain on extinguishment of debt of $10.1 million.

(5)	Purchase agreement costs were recorded in the fourth quarter of 2021 and the fourth quarter of 2020 in connection with the Company's committed equity line of credit.

(6)

During the fourth quarter of 2021, the Company recorded non-cash income tax expense related to the inability to utilize net operating loss ("NOL") deferred tax assets to offset deferred tax losses due to an IRC Section 382 change in ownership occurring in October 2021 and the limitations therefrom placed upon the NOLs.

INVESTOR CONTACTS:

Independence Contract Drilling, Inc.
E-mail inquiries to: Investor.relations@icdrilling.com
Phone inquiries: (281) 598-1211